Exhibit 99.1

NEWS RELEASE

MANITOWOC FOODSERVICE REPORTS SOLID FIRST QUARTER RESULTS

Constant currency organic sales increase of 3.1 percent and 710 basis point adjusted EBITDA margin improvement generate $0.15 adjusted EPS in Q1

New Port Richey, FL. - May 12, 2016 - Manitowoc Foodservice, Inc. (NYSE: MFS), today announced its financial results for its 2016 first quarter. Net sales in the first quarter were $325.5 million compared to $345.4 million in last year’s first quarter, a 5.8 percent decrease. Prior year sales included $25.5 million from Kysor Panel Systems (“KPS”), which was sold in December 2015 and excluded $2.2 million from Welbilt Manufacturing (Thailand), Ltd. (“Welbilt”), previously a 50 percent-owned joint venture of which we acquired the remaining 50 percent interest in October 2015. Adjusted for these items, organic sales increased by 1.1 percent in the first quarter compared to last year’s first quarter. In addition, foreign currency translation negatively impacted 2016 first quarter sales by $6.7 million, or 2.0 percent, resulting in constant currency organic sales growth of 3.1 percent in the first quarter.

Net earnings in the quarter were $18.1 million and diluted earnings per share were $0.13, compared to $14.0 million and $0.10 per share, respectively, on a carve-out basis in the first quarter of 2015. Foreign currency translation positively impacted 2016 first quarter net earnings by $0.1 million. Excluding restructuring and separation expenses, adjusted net earnings were $20.9 million and adjusted diluted earnings per share were $0.15 in the first quarter versus $14.5 million and $0.10 per share, respectively, on a carve-out basis in the first quarter of 2015. Earnings before interest, taxes, and amortization (excluding separation and restructuring expenses), or adjusted EBITA, were $45.8 million in the first quarter versus $24.2 million in last year’s first quarter, an 89.3 percent increase. As a percentage of sales, our first quarter adjusted EBITA margin was 14.1 percent versus 7.0 percent last year, a 710 basis point improvement. Prior year adjusted EBITA included $1.1 million from KPS and excluded $0.1 million from Welbilt. The main drivers of the margin improvement were savings from our Simplification and Right-Sizing initiatives, lower material costs, product cost take-outs and further lean cost savings. A reconciliation of GAAP net earnings and diluted earnings per share to adjusted net earnings, adjusted diluted earnings per shares, and adjusted EBITA is provided later in this announcement.

“Our first quarter was another important milestone for us,” said Hubertus Muehlhaeuser, Manitowoc Foodservice’s President and CEO. “Placing $1.4 billion of debt in perhaps the most challenging market conditions since the 2008 recession allowed us to achieve the completion of our spin-off from The Manitowoc Company, Inc. on March 4th and become an independent, publicly-traded company focused on professional foodservice equipment and solutions. We continued to deliver very solid results in our first quarter that we ended as an independent company. We had significant adjusted EBITA margin improvement this quarter through our previously-announced Simplification and Right-Sizing initiatives and we benefitted from continued strong operational execution. This marks our third consecutive quarter of year-over-year adjusted EBITA margin growth, and demonstrates our new team’s ability to change the direction of our business and to unlock its value for customers, employees, and shareholders. As we look forward to the balance of 2016, we are reconfirming our previous organic sales and adjusted EBITA guidance, although we expect our sales growth in 2016 to be weighted towards the second half of the year. We remain confident in our ability to “Deliver and De-lever” - Deliver the operational improvements that will continue to move us along the path toward industry-benchmark margins, and begin to De-lever the balance sheet to improve our capital structure.”

Segment Discussion

Sales in our Americas segment decreased 10.2 percent in the quarter to $263.6 million from $293.7 million in last year’s first quarter. Adjusted for the divestiture of KPS, sales decreased 1.7 percent from $268.2 million last year. The decrease was primarily driven by lower intersegment sales, which decreased by $5.9 million. Organic third party sales increased by 0.6 percent in the quarter as we continued to see growth in cold-side products while hot-side products were softer in the first quarter. Both quick-service restaurants (“QSR”) and the general market were slightly down compared to last year. First quarter EBITA in the Americas segment was $46.7 million compared to $28.0 million in the first quarter of 2015. As a percent of sales, our EBITA margin was 17.7 percent in the first quarter versus 9.5 percent in the same period last year. The EBITA margin increase was primarily driven by savings from our Right-Sizing initiatives, improvement in our KitchenCare operations and operating efficiency improvements.

Sales in our EMEA segment were $68.6 million, a 2.3 percent decrease from $70.2 million in the first quarter of 2015. The decrease was primarily driven by lower intersegment sales, which decreased by $5.5 million primarily due to lower sales to the Americas. Third party sales in the segment increased 7.3 percent driven primarily by new product introductions, KitchenCare recovery in the region, and pricing realization from the 80/20 simplification initiative. First quarter EBITA in the EMEA segment was $6.8 million compared to $3.7 million in the first quarter of 2015. As a percent of sales, our EBITA margin was 9.9 percent in the first quarter versus 5.3 percent in the same period last year. The EBITA margin increase was primarily driven by savings from our Simplification and Right-Sizing initiatives, and better product mix due to our new product introductions.

Sales in our APAC segment were $38.9 million, a 5.8 percent decrease from $41.3 million from last year’s first quarter. Prior year sales excluded $2.2 million from the Welbilt acquisition in October 2015. The decrease was primarily driven by lower intersegment sales, which decreased by $2.8 million due to lower sales to the Americas and EMEA. Organic third party sales decreased 5.1 percent mainly due to lower QSR new store openings in China in the quarter. First quarter EBITA in the APAC segment was $3.1 million compared to $4.0 million in the first quarter of 2015. As a percent of sales, our EBITA margin was 8.0 percent in the first quarter versus 9.7 percent in the same period last year. The EBITA margin decrease was primarily driven by unfavorable pricing for ice machine exports, partially offset by savings from our Right-Sizing Initiatives.

Liquidity Discussion

Free cash flow was a $27.5 million use of cash in the quarter. This was partially driven by a $15.8 million increase in inventory levels principally due to higher safety stock levels to reduce customer lead times and, temporarily, to insure satisfactory lead times related to the transfer of production from our Cleveland, Ohio plant to three receiving plants. Other current and long-term liabilities were an $11.7 million use of cash primarily due to the payout of year end customer rebates.

During the quarter, we entered into a new $1.2 billion senior secured credit facility that included a $975.0 million Term Loan B due March 3, 2023 and a $225.0 million revolving credit facility. Borrowings under the term loan B bear interest at LIBOR plus 4.75 percent (subject to a 1.00 percent LIBOR floor) and borrowings under the revolving credit facility bear interest at LIBOR plus 2.75 percent based on our current leverage ratio. At quarter end, there was $975.0 million and $31.2 million outstanding on the term loan B and the revolving credit facility, respectively. We also issued $425.0 million of senior notes due February 15, 2024, which bear interest at a rate of 9.50 percent. We also entered into a new accounts receivable securitization facility on March 3rd, which has a maximum commitment size of $110.0 million. Our cost of funds under this facility is 115 basis points. Trade receivables sold to the purchaser under the securitization facility and being serviced by us totaled $79.6 million at quarter end. As part of entering these new credit facilities, we paid $40.6 million of debt issuance costs which will be amortized over the lives of these debt instruments.

2016 Guidance

We are reaffirming our full-year 2016 operating guidance, which was issued prior to the spin-off. For the full year, we expect:

•	Organic sales: up 2 to 4 percent of 2015 sales (adjusted to exclude KPS and include Welbilt);

•	Adjusted EBITA margin: between 16 and 17 percent (excludes separation and restructuring expenses);

•	Amortization expense: between $30 and $33 million;

•	Depreciation expense: between $21 and $24 million; and

•	Capital expenditures: between $23 and $27 million.

We are also introducing interest expense, tax rate, and adjusted diluted EPS guidance for 2016. For the full year, we expect:

•	Interest expense: between $78 and $82 million;

•	Effective tax rate: between 27 and 30 percent; and

•	Adjusted diluted EPS: between $0.62 and $0.72 per share.

About Manitowoc Foodservice, Inc.

Manitowoc Foodservice, Inc. designs, manufactures and supplies best-in-class food and beverage equipment for the global commercial foodservice market, offering customers unparalleled operator and patron insights, collaborative kitchen solutions, culinary expertise and world-class implementation support and service. Headquartered in the Tampa Bay area, Florida, and operating 20 manufacturing facilities throughout the Americas, Europe and Asia, the company sells through a global network of over 3,000 distributors and dealers in over 100 countries. The company has approximately 5,500 employees and generated sales of $1.57 billion in 2015. Its portfolio of 23 award-winning brands includes Cleveland, Convotherm®, Delfield®, Fabristeel, Frymaster®, Garland®, INDUCS, Kolpak®, Koolaire®, Lincoln, Manitowoc® Beverage Systems, Manitowoc® Ice, Merrychef, Multiplex®, Servend® and Welbilt®. For more information, visit www.mtwfs.com.

Forward-looking Statements

This announcement includes "forward-looking statements" intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995 (the “Act”). Any statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Act. These statements are based on the current expectations of the management of the company and are subject to uncertainty and changes in circumstances. Forward-looking statements include, without limitation, statements typically containing words such as "intends," "expects," "anticipates," "targets," "estimates," and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results and developments to differ materially include, among others:

•	world economic factors and the ongoing economic uncertainty and changes in industry conditions;

•	the impact of our separation from MTW and risks relating to our ability to operate effectively as an independent, publicly traded company;

•	realization of anticipated earnings enhancements, cost savings, strategic options and other synergies and the anticipated timing to realize those enhancements, savings, synergies, and options:

•	issues relating to the ability to timely and efficiently execute on manufacturing strategies, including our simplification and right-sizing initiatives and related workforce reductions and ramp-ups;

•	our failure to retain our executive management team and to attract qualified new personnel;

•	availability of raw materials and changes in raw material prices, commodity prices and hedges in place;

•	unanticipated changes in capital and financial markets;

•	the ability to generate cash and manage working capital consistent with Manitowoc’s stated goals;

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our debt obligations;

•	changes in the interest rate environment and currency fluctuations;

•	the successful development and market acceptance of innovative new products;

•	the ability to focus and capitalize on product quality and reliability;

•	actions by competitors including competitive pricing;

•	unanticipated issues associated with refresh/renovation plans by national restaurant accounts and global chains;

•	consumer demand for products from the quick-service restaurant chains and kiosks;

•	foodservice equipment replacement cycles in the U.S. and other mature markets;

•	expansion of customers, changes in the markets we serve, and demand for foodservice equipment in emerging markets,

•	weather;

•	work stoppages, labor negotiations, availability of skilled labor, labor rates and temporary labor;

•	laws and regulations, including changes in laws and regulations and their enforcement around the world;

•	risks associated with data and information security and technology systems and protections;

•	potential global events resulting in market instability including financial bailouts and defaults of sovereign nations;

•	actions of activist shareholders;

•	political factors, military and terrorist activities, health outbreaks, and natural disasters; and

•	risks and other factors included in our filings with the United Stated Securities and Exchange Commission.

Manitowoc Foodservice undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements only speak as of the date on which they are made. Information on the potential factors that could affect the company's actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

For more information, contact:
Rich Sheffer
Vice President of Investor Relations and Treasurer
Manitowoc Foodservice, Inc.
+1 (727) 853-3079
Richard.sheffer@mtwfs.com

MANITOWOC FOODSERVICE, INC.
Unaudited Consolidated Financial Information
For the Three Months Ended March 31, 2016 and 2015
(In millions, except share data)

STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
Millions of dollars, except per share data	2016	2015
Net sales	$325.5	$345.4
Cost of sales	207.9	238.8
Gross profit	117.6	106.6
Selling, general and administrative expenses	71.8	82.4
Amortization expense	7.8	7.8
Separation expense	3.0	—
Restructuring expense	1.3	0.7
Earnings before interest and taxes	33.7	15.7
Interest expense	(8.5)	(0.3)
Interest (expense) income on notes with MTW - net	(0.1)	4.7
Other (expense) income - net	(2.4)	0.4
Earnings from operations before income taxes	22.7	20.5
Income taxes	4.6	6.5
Net earnings	$18.1	$14.0
Per Share Data
Earnings per common share - Basic	$0.13	$0.10
Earnings per common share - Diluted	$0.13	$0.10
Weighted average shares outstanding - Basic	137,016,712	137,016,712
Weighted average shares outstanding - Diluted (1)	138,564,299	137,016,712
(1) On March 4, 2016, MTW distributed 137.0 million shares of MFS common stock to MTW shareholders, thereby completing the Spin-Off. Basic and diluted earnings per common share and the average number of common shares outstanding were retrospectively restated for the number of MFS shares outstanding immediately following this transaction. The same number of shares were used to calculate basic and diluted earnings per share, for the prior period presented, since no equity awards were outstanding prior to the Spin-Off.

MANITOWOC FOODSERVICE, INC.
Unaudited Consolidated Financial Information
As of March 31, 2016 and December 31, 2015
(In millions, except share data)

BALANCE SHEETS

	March 31,	December 31,
Millions of dollars	2016	2015
Assets
Current Assets:
Cash and cash equivalents	$54.6	$32.0
Restricted cash	0.3	0.6
Accounts receivable, less allowances of $4.2 and $4.0, respectively	88.9	63.8
Inventories — net	163.6	145.9
Prepaids and other current assets	13.7	10.3
Total current assets	321.1	252.6
Property, plant and equipment — net	116.3	116.4
Goodwill	846.2	845.8
Other intangible assets — net	513.5	519.6
Other non-current assets	22.1	15.9
Long-term assets held for sale	3.7	3.7
Total assets	$1,822.9	$1,754.0
Liabilities and Equity
Current Liabilities:
Accounts payable	$122.3	$129.0
Accrued expenses and other liabilities	138.7	157.6
Short-term borrowings	14.5	—
Current portion of long-term debt and capital leases	10.8	0.4
Product warranties	32.3	34.3
Total current liabilities	318.6	321.3
Long-term debt and capital leases	1,383.2	2.3
Deferred income taxes	154.2	167.9
Pension and postretirement health obligations	59.1	33.3
Other long-term liabilities	33.5	20.5
Total non-current liabilities	1,630.0	224.0
Total Equity:
Common stock (300,000,000 and 0 shares authorized, 137,016,072 shares and 0 shares issued and outstanding, respectively)	1.4	—
Additional paid-in capital (deficit)	(94.6)	—
Retained earnings	2.8	—
Net parent company investment	—	1,253.2
Accumulated other comprehensive (loss) income	(35.3)	(44.5)
Total equity	(125.7)	1,208.7
Total liabilities and equity	$1,822.9	$1,754.0

MANITOWOC FOODSERVICE, INC.
Unaudited Consolidated Financial Information
Three months ended March 31, 2016 and 2015
(In millions, except share data)

CASH FLOW STATEMENTS

	Three Months Ended March 31,
Millions of dollars	2016	2015
Cash Flows From Operations
Net earnings	$18.1	$14.0
Adjustments to reconcile net earnings to net cash used for operating activities:
Depreciation	4.3	5.2
Amortization of intangible assets	7.8	7.8
Amortization of deferred financing fees	0.4	—
Deferred income taxes	(2.9)	2.8
Stock-based compensation expense	1.3	1.0
Loss on sale of property, plant, and equipment	0.1	—
Changes in operating assets and liabilities, excluding the effects of business acquisitions or dispositions:
Accounts receivable	(8.4)	20.7
Inventories	(15.8)	(26.6)
Other assets	(8.3)	(2.4)
Accounts payable	(7.9)	(21.5)
Other current and long-term liabilities	(11.7)	(8.7)
Net cash used for operating activities	(23.0)	(7.7)
Cash Flows From Investing
Capital expenditures	(4.5)	(3.2)
Changes in restricted cash	0.3	(0.2)
Net cash used for investing activities	(4.2)	(3.4)
Cash Flows From Financing
Proceeds from long-term debt and capital leases	1,431.4	0.3
Repayments on long-term debt and capital leases	(0.2)	(0.3)
Debt issuance costs	(40.6)	—
Changes in short-term borrowings	14.5	—
Dividend paid to MTW	(1,362.0)	—
Net transactions with MTW	6.1	11.7
Exercises of stock options	0.1	—
Net cash provided by financing activities	49.3	11.7
Effect of exchange rate changes on cash	0.5	(1.0)
Net increase (decrease) in cash and cash equivalents	22.6	(0.4)
Balance at beginning of period	32.0	16.5
Balance at end of period	$54.6	$16.1

FREE CASH FLOW

	Three Months Ended March 31,
Millions of dollars	2016	2015
Net cash used for operating activities	$(23.0)	$(7.7)
Capital expenditures	(4.5)	(3.2)
Free cash flow (1)	$(27.5)	$(10.9)
(1) Free cash flow represents operating cash flows less property, plant, and equipment additions.

ADJUSTED EBITA

In addition to analyzing its results on a U.S. GAAP basis, management also reviews its results on an "EBITA" basis. EBITA is defined as earnings before interest, taxes and amortization. Management uses EBITA as the basis on which it evaluates its financial performance and makes resource allocation and other operating decisions. Management considers it important that investors review the same operating information that it uses. In addition, the table below also presents Adjusted EBITA which is defined as earnings before interest, taxes, and amortization plus certain items such as certain restructuring and separation charges and non-cash period charges attributable to equity awards.

	Three Months Ended March 31,
Millions of dollars	2016	2015
Net earnings	$18.1	$14.0
Income taxes	4.6	6.5
Other expense (income), net	2.4	(0.4)
Interest expense (income) on notes with MTW - net	0.1	(4.7)
Interest expense	8.5	0.3
Restructuring expense	1.3	0.7
Separation expense	3.0	—
Amortization expense	7.8	7.8
Adjusted earnings before interest, taxes, and amortization (Adjusted EBITA)	$45.8	$24.2

Adjusted EBITA margin (1):	14.1%	7.0%
(1) Adjusted EBITA margin in the section above is calculated by dividing the dollar amount of adjusted EBITA by net sales.

SEGMENT INFORMATION

	Three Months Ended March 31,
(in millions)	2016	2015
Net sales:
Americas	$263.6	$293.7
EMEA	68.6	70.2
APAC	38.9	41.3
Elimination of intersegment sales	(45.6)	(59.8)
Total net sales	$325.5	$345.4

Earnings before interest, taxes and amortization (EBITA):
Earnings before interest and taxes (EBIT)	33.7	15.7
Amortization expense	7.8	7.8
Earnings before interest, taxes and amortization (EBITA)	41.5	23.5

Earnings before interest, taxes and amortization (EBITA) by segment:
Americas	$46.7	$28.0
EMEA	6.8	3.7
APAC	3.1	4.0
Corporate and unallocated	(15.1)	(12.2)
Total earnings before interest, taxes and amortization (EBITA)	$41.5	$23.5

EBITA % by segment (2) :
Americas	17.7%	9.5%
EMEA	9.9%	5.3%
APAC	8.0%	9.7%
(2) EBITA % in the section above is calculated by dividing the dollar amount of EBITA by net sales.

GAAP RECONCILIATION

In this release, the company refers to various non-GAAP measures. We believe that these measures are helpful to investors in assessing the company's ongoing performance of its underlying businesses before the impact of special items. In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items. Earnings and earnings per share before special items reconcile to earnings presented according to GAAP as follows (in millions, except per share data):

	Three Months Ended March 31,
	2016	2015
Adjusted net earnings
Net earnings	$18.1	$14.0
Restructuring expense (net of tax)	0.9	0.5
Separation expense (net of tax)	1.9	—
Adjusted net earnings	$20.9	$14.5

Adjusted net earnings per share
Diluted earnings per share	$0.13	$0.10
Restructuring expense per share (net of tax)	0.01	—
Separation expense per share (net of tax)	0.01	—
Adjusted net earnings per share - Non-GAAP	$0.15	$0.10

Organic Net Sales

In this release, the company refers to organic net sales. We believe this measure is helpful to investors in assessing the company's ongoing performance of its underlying businesses before the impact of acquisitions and divestitures. Organic net sales before acquisitions and divestitures reconcile to net sales presented according to GAAP as follows (in millions):

	Three Months Ended March 31,
	2016	2015
Net sales - as reported	$325.5	$345.4
Less: Kysor Panel Systems sales	—	(25.5)
Plus: Welbilt Thailand sales	—	2.2
Organic net sales - as adjusted	$325.5	$322.1